Exhibit 12.1

Calculation of Ratio of Earnings to Fixed Charges

(dollars in millions)	2002		2003		January 1, 2004 to August 13, 2004		August 14, 2004 to December 31, 2004	December 31, 2005	December 31, 2006
Earnings
Income (loss) before provision for income taxes	$53,624		$11,861		$24,262		$(4,481)	$(4,969)	$(26,903)
Plus: fixed charges	5,939		5,536		3,879		11,689	49,766	62,719

	$59,563		$17,397		$28,141		$7,208	$44,797	$35,814

Fixed Charges:
Gross Interest expense	4,242		3,530		3,098		11,224	47,991	61,019
Estimate of the interest within operating leases	1,697		2,006		781		465	1,775	1,700

	$5,939		$5,536		$3,879		$11,689	$49,766	$62,719

Ratio of earnings to fixed charges	10.0	x	3.1	x	7.3	x	*	*	*

*	Due the losses for the period August 14, 2004 through December 31, 2004, 2005 and 2006 the coverage ratio was less than 1:1.

Innophos must generate additional earnings of $4,481 for the period August 14, 2004 through December 31, 2004, $4,969 for 2005 and $26,903 for 2006 respectively, to achieve a ratio of 1:1 for those periods.